Exhibit 10.14

EMPLOYMENT AGREEMENT

This EMPLOYMENT AGREEMENT is entered into as of May 15, 2002 by and between Specialty Laboratories, Inc., a California corporation (the “Company”), and Douglas S. Harrington, M.D. (“Executive”), and is effective upon approval of the Compensation Committee of the Board of Directors.

1.             Duties and Responsibilities.

A.            Executive shall serve as the Company’s Chief Executive Officer or such other title or position as may be designated from time to time by the Company’s Board of Directors.  For no additional compensation, Executive shall also serve as the Company’s Laboratory Director or Co-Laboratory Director.

B.            Executive agrees to devote his full time and attention to the Company, to use his best efforts to advance the business and welfare of the Company, to render his services under this Agreement fully, faithfully, diligently, competently and to the best of his ability, and not to engage in any other employment activities.

C.            Executive shall be based at the Company’s office located in Santa Monica, California (which may be moved to Valencia, California), but Executive shall be required to travel to other geographic locations in connection with the performance of his Executive duties.

2.             Period of Employment.

Executive’s employment with the Company shall be governed by the provisions of this Agreement for the period commencing May 15, 2002 and continuing until this Agreement terminates pursuant to written notification by either the Company or Executive, which notification may occur at any time for any reason.  The period during which the Executive provides services to the Company pursuant to this Agreement shall be referenced in this Agreement as the “Employment Period.”

3.             Cash Compensation.

A.            Executive’s initial base salary shall be Four Hundred Twenty Thousand Dollars ($420,000) per year payable in accordance with the Company’s standard payroll schedule (“Base Salary”).  Executive’s compensation shall be subject to periodic review by the Company, and may be increased or decreased in the Company’s discretion.

B.            For each fiscal year during the Employment Period, Executive shall be eligible for an incentive bonus in the Company’s sole discretion (“Incentive Bonus”).  For each full fiscal year of employment, Executive shall be eligible for an Incentive Bonus of up to sixty percent (60%) of his annual base salary. During the first year of employment, Executive shall be eligible for a pro rata portion of the Incentive Bonus.  The Incentive Bonus amount will be based on the following factors:  (1) the financial performance of the Company as determined and measured by the Company’s Board of Directors, and (2) Executive’s achievement of management targets and goals as set by the Company.  The Incentive Bonus amount is intended to reward contribution to the Company’s performance over an entire fiscal year, and on the basis of continuing, cumulative contribution, and consequently will be paid only if Executive is employed and in good standing at the time of bonus payments, which generally occurs within 45 days after the close of the Company’s fiscal year.  Incentive Bonus determinations will be made in the Company’s sole discretion.

C.            The Company shall deduct and withhold from the compensation payable to Executive hereunder any and all applicable Federal, state and local income and employment withholding taxes and any other amounts required or authorized by Executive to be deducted or withheld by the Company under applicable statutes, regulations, ordinances or orders governing or requiring the withholding or deduction of amounts otherwise payable as compensation or wages to employees.

4.             Equity Participation.

Pursuant and subject to the terms and conditions of this Agreement and the Company’s 2000 Stock Incentive Plan and Stock Option Agreement, Executive will be granted options to purchase Five Hundred Thousand (500,000) shares of the Company’s common stock (the “Options”) as soon as possible following his commencement of employment with the Company pursuant to this Agreement. The Options shall vest as to twenty-five percent (25%) on the first anniversary of such commencement date and in thirty-six (36) equal monthly installments thereafter over his continued period of employment with the Company.

5.             Expense Reimbursement.

In addition to the compensation specified in Section 3, Executive shall be entitled, in accordance with the Company’s reimbursement policies in effect from time to time, to receive reimbursement from the Company for reasonable business expenses incurred by Executive in the performance of his duties hereunder, provided Executive furnishes the Company with vouchers, receipts and other details of such expenses in the form required by the Company sufficient to substantiate a deduction for such business expenses under all applicable rules and regulations of Federal and state taxing authorities.

6.             Fringe Benefits.

A.            Executive shall, throughout the Employment Period, be eligible to participate in all group term life insurance plans, group health plans, accidental death and dismemberment plans and short-term disability programs and other Executive perquisites which are made available to the Company’s Executives and for which Executive qualifies.  The Company’s Employee Handbook and Summary Plan Descriptions set forth further information concerning these benefits.

B.            Executive shall earn vacation time during the Employment Period at the rate of four weeks per year. Vacation shall accrue and be taken pursuant to the Company’s vacation benefit policy set forth in the Company’s Employee Handbook.

C.            The Company shall reimburse Executive for rental of an apartment for the first twelve (12) months of the Employment Period in an amount not to exceed $4,000 per month.

7.             Severance Pay for Exercise of the At-Will Clause.

Notwithstanding any of the provisions of this Agreement, Executive’s employment with the Company is at will, which means that it is not for a specific term and may be terminated by either the Company or Executive at any time, for any reason, without advance notice.  Similarly the Company may change the terms and conditions of Executive’s employment at any time, for any reason, without advance notice.

Should the Company terminate Executive’s employment for Cause, as defined below, or should Executive voluntarily resign other than for Good Reason, as defined below, the Company shall have no obligation to Executive under this Agreement other than for accrued but unpaid salary and vacation as of the date of termination.  If during the first two years of the Employment Period, the Company terminates Executive’s employment other than for Cause or Executive resigns for Good Reason, the Company shall have no further obligation under this Agreement, except that the Company shall continue to pay Executive’s Base Salary on the normal payroll dates (subject to Section 3.C), and an Incentive Bonus of up to thirty percent (30%) of Base Salary (pursuant to the terms and conditions set forth in Section 3.B), for a one-year period following termination of Executive’s employment.  If after the first two years of the Employment Period, the Company terminates Executive’s employment other than for Cause or Executive resigns for Good Reason, the Company shall have no further obligation under this Agreement, except that the Company shall continue to pay Executive’s Base Salary for a two-year period on the normal payroll dates (subject to Section 3.C), and an Incentive Bonus of up to thirty percent (30%) of Base Salary (pursuant to the terms and conditions set forth in Section 3.B) for a one-year period following termination of Executive’s employment.

8.             Good Reason.

For Purposes of this Agreement, “Good Reason” shall mean:

A.            Except after a Change in Control (as defined below), a material reduction in the duties, responsibilities, status, reporting responsibilities, title, or offices that Executive had with the Company immediately before the reduction (other than as Laboratory Director or Co-Laboratory Director);

B.            A reduction by more than 10% of the total annual cash compensation (defined as Base Salary and Incentive Bonus) that Executive was eligible to receive from the Company and its affiliates immediately before the reduction, except a reduction that is part of, and consistent with, an across-the-board reduction in the salaries of senior officers of the Company;

C.            A Change in Control after which the Executive is not offered a similar position at no less than ninety percent (90%) of Executive’s last total compensation (defined as Base Salary plus Incentive Bonus of sixty percent (60%) of Base Salary (“Last Total Compensation”));

D.            The failure of any successor to the Company by merger, consolidation or acquisition of all or substantially all of the business of the Company to assume the Company’s obligations under this Agreement; or

E.             A material breach by the Company of its obligations under this Agreement.

9.             Cause.

For purposes of this Agreement, “Cause” shall mean a reasonable belief by the Board of Directors that Executive has engaged in any one of the following:  (i) financial dishonesty, including, without limitation, misappropriation of funds or property, or any attempt by Executive to secure any personal profit related to the business or business opportunities of the Company without the informed, written approval of the Company’s Board of Directors; (ii) refusal to comply with reasonable directives of the Board of Directors; (iii) gross negligence or reckless or willful misconduct in the performance of Executive’s duties; (iv) failure to perform, or continuing neglect in the performance of, duties assigned to Executive; (v) misconduct which has a materially adverse effect upon the Company’s business or reputation; (vi) the conviction of, or plea of nolo contendre to, any felony or a misdemeanor involving moral turpitude or fraud; (vii) the material breach of any provision of this Agreement; (viii) violation of Company policies including, without limitation, the Company’s policies on equal employment opportunity and prohibition of unlawful harassment; (ix) death of the Executive; or (x) a disability which continues for a period in excess of 365 days.  A termination as a result of a Change in Control shall not constitute “Cause”.

10.           Special Change In Control Payments.

A.            Change in Control Acceleration. The Options, to the extent outstanding at the time of a Change in Control but not otherwise vested and exercisable for all the shares of Common Stock subject to those Options will, immediately prior to the effective date of that Change in Control, vest and become exercisable for all of the shares of Common Stock at the time subject to the Options and may be exercised for any or all of those shares as fully-vested shares of Common Stock provided and only if any of the following conditions are satisfied with respect to that Change in Control:

(i)            Executive is not offered employment with the surviving entity (“Successor Company”) upon a Change of Control.

(ii)           The Options are not to be assumed by the Successor Company (or its parent company) or otherwise continued in effect pursuant to the terms of the Change in Control transaction,  or the Options are not to be replaced with substitute Options or cash incentives which preserve the spread existing at the time of the Change in Control on any shares for which the Options are not otherwise at that time vested and exercisable (the excess of the Fair Market Value of those shares over the applicable option exercise price) and which vest at the same or faster rate as in effect under the vesting schedule applicable to the Options;

(iii)          Executive is offered employment with the Successor Company at less than ninety percent (90%) of Executive’s Last Total Compensation; or

(iv)          Executive is offered employment at a location which is more than one hundred (100) miles from the Company’s principal office at the time of Change in Control.

Should Executive’s employment with the Company or Successor Company terminate within twelve (12) months after a Change in Control by reason of (i) a resignation qualifying as an Authorized Resignation, (ii) a resignation for Good Reason, or (iii) an involuntary termination of Executive’s employment other than a termination for Cause (“Involuntary Termination”), then Executive will become entitled to receive the severance benefits set forth below in this Section 10, provided and only if Executive executes and delivers to the Company or Successor Company, at the time of Executive’s Authorized Resignation, resignation for Good Reason or Involuntary Termination, a general release (in form and substance reasonably satisfactory to the Company or Successor Company) in which Executive releases the Company or Successor Company, as applicable, and its officers, directors, employees and agents from any and all claims Executive may otherwise have with respect to the terms and conditions of Executive’s employment with the Company and Successor Company and the termination of that employment.  Such benefits shall be in lieu of any other severance benefits to which Executive might otherwise, by reason of the termination of Executive’s employment, be entitled under any other severance plan, program or arrangement of the Company or Successor Company.

(i)            Option Acceleration.   Each outstanding Option which Executive holds at the time of Executive’s Authorized Resignation, resignation for Good Reason or Involuntary Termination, to the extent not otherwise vested and exercisable for all the shares subject to that Option, will immediately vest and become exercisable for all those option shares and may be exercised for any or all of those shares as fully vested shares.  Each Option so accelerated shall remain exercisable until the earlier of (i) the expiration of the option term or (ii) the end of the limited post-employment exercise period specified in the option agreement for that Option.  Such acceleration may result in the loss of favorable tax treatment under Internal Revenue

Code Section 422 for Executive’s Options which might have otherwise qualified as incentive stock options under Internal Revenue Code Section 422.

(ii)           Salary Continuation.  If the resignation or termination event which triggers his benefit entitlement under this Section 10 occurs during the first two years of the Employment Period, Executive will receive Executive’s Base Salary on the normal payroll dates (subject to Section 3.C) for a period of twelve (12) months following Executive’s Authorized Resignation, resignation for Good Reason or Involuntary Termination. If the resignation or termination event which triggers his benefit entitlement under this Section 10 occurs after the first two years of the Employment Period, Executive will receive Executive’s Base Salary on the normal payroll dates (subject to Section 3.C) for a period of twenty-four (24) months following Executive’s Authorized Resignation, resignation for Good Reason or Involuntary Termination.

(iii)          Incentive Bonus.  Executive will be entitled to up to thirty percent (30%) of Executive’s Incentive Bonus (pursuant to the terms and conditions set forth in Section 3.B) for the fiscal year in which Executive’s Authorized Resignation, resignation for Good Reason or Involuntary Termination occurs on the normal payroll dates (subject to Section 3.C).

B.            For purposes of this Agreement “Change In Control” shall mean any of the following transactions effecting a change in ownership or control of the Company:

(i)            a merger, consolidation or reorganization approved by the Company’s stockholders, unless securities representing more than fifty percent (50%) of the total combined voting power of the voting securities of the Successor Company are immediately thereafter beneficially owned, directly or indirectly and in substantially the same proportion, by the persons who beneficially owned the Company’s outstanding voting securities immediately prior to such transaction, or

(ii)           any stockholder-approved transfer or other disposition of all or substantially all of the Company’s assets, or

(iii)          the acquisition, directly or indirectly, by any person or related group of persons (other than the Company or a person that directly or indirectly controls, is controlled by, or is under common control with, the Company), of beneficial ownership (within the meaning of Rule 13d-3 of the 1934 Act) of securities possessing more than fifty percent (50%) of the total combined voting power of the Company’s outstanding securities pursuant to a tender or exchange offer made directly to the Company’s stockholders, or

(iv)          a change in the composition of the Board over a period of thirty-six (36) consecutive months or less such that a majority of the Board members ceases to be comprised of individuals who either (A) have been Board members continuously since the beginning of such period or (B) have been elected or nominated for election as Board members during such period by at least a majority of the Board members described in clause (A) who were still in office at the time the Board approved such election or nomination; or

C.            For the purposes of this Agreement, Authorized Resignation means Executive’s voluntary resignation from employment with the Company for any reason within the period beginning nine (9) months after the closing of a Change in Control and before twelve (12) months after the closing of such Change in Control.  Executive’s resignation at any other time or under any other circumstances will not constitute an Authorized Resignation and, unless such resignation is otherwise for Good Reason, will not entitle Executive to any severance benefits under Section 10 of this Agreement.

D.            For purposes of this Agreement, Fair Market Value shall have the same meaning as set forth in the Company’s 2000 Stock Incentive Plan.

11.           Special Tax Gross-Up.

A.            In the event that (i) one or more of the Change in Control payments to which the Executive becomes entitled under Section 10 of this Agreement (“Change in Control Payments”) or any Other Parachute Payments to which he may become entitled are deemed, in the opinion of the Independent Auditors or by the Internal Revenue Service, to constitute an excess parachute payment under Section 280(G) of the Internal Revenue Code and (ii) it is determined that the Present Value (measured as of the Change in Control) of the Parachute Payment attributable to those Change in Control Payments and the Present Value of any Other Parachute Payments to which the Executive is entitled exceeds 110% of the Permitted Parachute Amount, then Executive shall be entitled to receive from the Company an additional payment (the “Gross-Up Payment”) in a dollar amount determined pursuant to the following formula:

X  =  Y  ÷  [1 - (A + B + C)], where

X is the total dollar payment of the Gross-Up Payment

Y is the total excise tax (the “Excise Tax”) imposed on the Executive pursuant to Internal Revenue Code Section 4999 (or any successor provision) with respect to the excess parachute payment attributable to one or more of the Change in Control Payments provided the Executive under Section 10 of this Agreement or any Other Parachute Payment to which he is entitled,

A is the Excise Tax rate in effect under Internal Revenue Code Section 4999 for such excess parachute payment,

B is the highest combined marginal federal income and applicable state income tax rate in effect for the Executive for the calendar year in which the Gross-Up Payment is made, determined after taking into account the deductibility of state income taxes against federal income taxes to the extent actually allowable for that calendar year , and

C is the applicable hospital insurance (Medicare) tax rate in effect for the Executive for the calendar year in which the Gross-Up Payment is made.

Should the  Present Value (measured as of the Change in Control) of the Parachute Payment attributable to those Change in Control Payments plus the Present Value of any Other Parachute Payments to which the Executive is entitled not exceed 110% of the Permitted Parachute Amount, then no Gross-Up Payment shall be made under this Paragraph 11, and the Change in Control Payments shall instead be subject to reduction in accordance with the benefit limitation provisions of Appendix I to this Agreement.

B.            Determination Procedures.  All determinations required to be made under this Section 11 shall be made by the Independent Auditors in accordance with the following procedures:

(i)            Within ten (10) business days after each receipt of notice from the Company or the Executive that a Change in Control Payment or Other Parachute Payment has or is to be made, the Independent Auditors shall provide both the Executive and the Company with a written determination of the Parachute Payment attributable to that Change in Control Payment, together with detailed supporting calculations with respect to the Gross-Up Payment to which the Executive is entitled by reason of that Parachute Payment or Other Parachute Payment.  The Company shall pay the resulting Gross-Up Payment to the Executive within three (3) business days after receipt of such determination or (if later) contemporaneously with the Change in Control Payment or Other Parachute Payment triggering such Gross-Up Payment.

(ii)           In the event temporary, proposed or final Treasury Regulations in effect at the time under Internal Revenue Code Section 280G (or applicable judicial decisions) specifically address the status of any Change in Control

Payment or Other Parachute Payment or the method of valuation therefor, the characterization afforded to such payment by the Regulations (or such decisions) shall, together with the applicable valuation methodology, be controlling.  All other determinations by the Independent Auditors shall be made on the basis of “substantial authority” (within the meaning of Section 6662 of the Internal Revenue Code).

(iii)          The value of the Executive’s non-competition covenant under Paragraph 13.A of this Agreement shall be determined by independent appraisal by a nationally-recognized business valuation firm acceptable to both the Executive and the Company, and a portion of the Change in Control Payments shall, to the extent of that appraised value, be specifically allocated as reasonable compensation for such non-competition covenant and shall not be treated as a Parachute Payment.

(iv)          The Company and the Executive shall each provide the Independent Auditors with access to and copies of any books, records and documents in their possession which may be reasonably requested by the Independent Auditors and shall otherwise cooperate with the Independent Auditors in connection with the preparation and issuance of the determinations contemplated by this Section 11.

(v)           All fees and expenses of the Independent Auditors and the appraisers shall be borne solely by the Company.

C.            Additional Claims. The Executive shall provide written notification to the Company of any claim made by the Internal Revenue Service which would, if successful, require the payment by the Company of an additional Gross-Up Payment.  Such notification shall be given as soon as practicable after the Executive is informed in writing of such claim and shall apprise the Company of the nature of such claim and the date on which such claim is requested to be paid.  The Executive shall not pay such claim prior to the expiration of the thirty (30)-day period following the date on which such notice is given to the Company (or such shorter period ending on the date that any payment of taxes, interest and/or penalties with respect to such claim is due).  Prior to the expiration of such thirty (30)-day or shorter period, the Company shall ether (i) make the additional Gross-Up Payment to the Executive attributable to the Internal Revenue Service claim or (ii) provide written notice to the Executive that the Company shall contest the claim on the Executive’s behalf.  In the event, the Company provides the Executive with such written notice of its decision to contest the claim, Executive shall:

(i)            give the Company any information reasonably requested by the Company relating to such claim;

(ii)           take such action in connection with contesting such claim as the Company may reasonably request in writing from time to time, including (without limitation) accepting legal representation with respect to such claim by an attorney reasonably selected by the Company and reasonably satisfactory to the Executive, with the fees and expenses of such attorney to be the sole responsibility of the Company without any tax implications to the Executive in accordance with the same tax indemnity/gross-up arrangement as under Section 11(C)(iv) below;

(iii)          cooperate with the Company in good faith in order to effectively contest such claim; and

(iv)          permit the Company to participate in any proceedings relating to such claim; provided, however, that the Company shall bear and pay directly all additional Excise Taxes imposed upon the Executive and all costs, legal fees and other expenses (including additional interest and penalties) incurred in connection with such contest and shall indemnify the Executive for and hold him harmless from, on an after-tax basis, any additional Excise Tax (including interest and penalties with respect thereto) imposed upon the Executive and any Excise Tax or income or employment tax (including interest and penalties with respect thereto) attributable to the Company’s payment of that additional Excise Tax on Executive’s behalf or imposed as a result of such representation and payment of all related costs, legal fees and expenses.  The amounts owed to the Executive by reason of the foregoing shall be paid to him or on his behalf as they become due and payable.  Without limiting the foregoing provisions of this Section 11(C)(iv), the Company shall control all proceedings taken in connection with such contest and, at its sole option, may pursue or forgo any and all administrative appeals, proceedings, hearings and conferences with the taxing authority in respect of such claim and may, at the Company’s sole option, either direct the Executive to pay the tax claimed and sue for a refund or contest the claim in any permissible manner, and the Executive shall prosecute such contest to a determination before any administrative tribunal, in a court of initial jurisdiction and in one or more appellate courts, as the Company shall determine; provided, however, that should the Company direct the Executive to pay such claim and sue for a refund, the Company shall advance the amount of such payment to the Executive, on an interest-free basis, and shall indemnify the Executive for and hold him harmless from, on an after-tax basis, any Excise Tax or income tax (including interest or penalties with respect thereto) imposed with respect to such advance or with respect to any imputed income with respect to such advance and any income resulting from the Company’s forgiveness of such advance; provided, further, that the Company’s control of the contest shall be limited to issues with respect to which a Gross-Up Payment would be payable hereunder, and the Executive shall be entitled to settle or contest, as the case may be, any other issue raised by the Internal Revenue Service or any other taxing authority.

D.            Definitions.  For the purposes of this Section:

(i)            Acquisition-Accelerated Options means any outstanding Option (or installment thereof) which immediately accelerates upon a Change in Control pursuant to the acceleration provisions of Section 10 of this Agreement.

(ii)           Average Compensation means the average of Executive’s W-2 wages from the Company for the five (5) calendar years (or such fewer number of calendar years of employment with the Company) completed immediately prior to the calendar year in which the Change in Control is effected.  Any W-2 wages for a partial year of employment will be annualized, in accordance with the frequency which such wages are paid during such partial year, before inclusion in Executive’s Average Compensation.

(iii)          Independent Auditors means the accounting firm serving as the independent auditors of the Company immediately prior to the Change in Control; provided, however, that in the event such accounting firm also serves as the independent auditors of the company or other entity effecting the Change in Control transaction with the Company, then the Independent Auditors shall mean a nationally-recognized accounting firm mutually acceptable to both the Company and the Executive.

(iv)          Option Parachute Payment means, with respect to any Acquisition-Accelerated Option or any Severance-Accelerated Option, the portion of that Option deemed to be a parachute payment under Internal Revenue Code Section 280G and the Treasury Regulations issued thereunder.  The portion of such Option which is categorized as an Option

Parachute Payment will be calculated in accordance with the valuation provisions established under Internal Revenue Code Section 280G and the applicable Treasury Regulations and will include an appropriate dollar adjustment to reflect the lapse of Executive’s obligation to remain in the Company’s employ as a condition to the vesting of the accelerated installment.

(v)           Other Parachute Payment means any payment in the nature of compensation (other than the payments and benefits to which Executive becomes entitled under Section 10 of this Agreement) which is made to Executive in connection with the Change in Control and which constitutes a parachute payment within the meaning of Internal Revenue Code Section 280G(b)(2) and the Treasury Regulations issued thereunder.

(vi)          Parachute Payment means (i) the Option Parachute Payment attributable to the Executive’s Acquisition-Accelerated and Severance-Accelerated Options and (ii) any other payment or benefit to be provided Executive under Section 10 of this Agreement  which is deemed to constitute a parachute payment within the meaning of Internal Revenue Code Section 280G(b)(2) and the Treasury Regulations issued thereunder.

(vii)         Permitted Parachute Amount means a dollar amount equal to 2.99 times the Executive’s Average Compensation.

(viii)        Present Value means the value, determined as of the date of the Change in Control, of any payment in the nature of compensation to which Executive becomes entitled in connection with the Change in Control or Executive’s subsequent Authorized Resignation, resignation for Good Reason or Involuntary Termination, including (without limitation) the Option Parachute Payment attributable to Executive’s Acquisition-Accelerated and Severance-Acceleration Options and the Parachute Payment attributable to the additional benefits to which Executive becomes entitled under Section 10 of this Agreement.  The Present Value of each such payment shall be determined in accordance with the provisions of Internal Revenue Code Section 280G(d)(4), utilizing a discount rate equal to one hundred twenty percent (120%) of the applicable Federal rate in effect at the time of such determination, compounded semi-annually to the effective date of the Change in Control.

(ix)           Severance-Accelerated Options means any outstanding Option (or installment thereof) which, pursuant to Section 10 of this Agreement, accelerates upon Executive’s Authorized Resignation, resignation for Good Reason or Involuntary Termination.

12.           Restrictive Covenants During Employment Period.

During the Employment Period:

(i)            Executive shall devote Executive’s full time and energy solely and exclusively to the performance of Executive’s duties described herein, except during periods of illness or vacation periods.

(ii)           Executive shall not directly or indirectly provide services to or through any person, firm or other entity except the Company, unless otherwise authorized by the Board in writing.

(iii)          Executive shall not render any services of any kind or character for Executive’s own account or for any other person, firm or entity without first obtaining the Company’s written consent.

Executive, however, shall have the right to perform such incidental services as are necessary in connection with (a) Executive’s private passive investments, but only if Executive is not obligated or required to (and shall not in fact) devote any managerial efforts which interfere with the services required to be performed by him, or (b) Executive’s charitable or community activities, or participation in trade or professional organizations, or Boards, but only if such incidental services do not interfere with the performance of Executive’s services to the Company.

13.           Additional Restrictive Covenants.

A.            Executive acknowledges and agrees that given the extent and nature of the confidential and proprietary information he will obtain during the course of his employment with the Company, it would be inevitable that such confidential information would be disclosed or utilized by the Executive should he obtain employment from, or otherwise become associated with, an entity or person that is engaged in a business or enterprise that directly competes with the Company.  Consequently, during the Employment Period and for any additional period thereafter during which the Executive is receiving payments from the Company as a severance benefit, including but not limited to severance pay pursuant to Section 6 or any Change in Control Payments under Section 10,  Executive shall not, without prior written consent of the

Company’s Board of Directors, directly or indirectly own, manage, operate, join, control or participate in the ownership, management, operation or control of, or be employed by, render service to or be connected in any manner with, any enterprise which is engaged in any business competitive with or similar to that of the Company; provided, however, that such restriction shall not apply to any passive investment representing an interest of less than two percent (2%) of an outstanding class of publicly-traded securities of any Company or other enterprise which is not, at the time of such investment, engaged in a business competitive with the Company’s business.

B.            During the Employment Period and for any additional period thereafter during which the Executive is receiving payments from the Company as a severance benefit, including but not limited to severance pay pursuant to Section 6 or any Change in Control Payments under Section 10, Executive shall not encourage or solicit any of the Company’s employees to leave the Company’s employ for any reason or interfere in any other manner with employment relationships at the time existing between the Company and its employees.  In addition, Executive shall not solicit, directly or indirectly, business from any client of the Company, induce any of the Company’s clients to terminate their existing business relationship with the Company or interfere in any other manner with any existing business relationship between the Company and any client or other third party.

C.            Executive acknowledges that monetary damages may not be sufficient to compensate the Company for any economic loss which may be incurred by reason of his breach of the foregoing restrictive covenants.  Accordingly, in the event of any such breach, the Company shall, in addition to the termination of this Agreement and any remedies available to the Company at law, be entitled to obtain equitable relief in the form of an injunction precluding Executive from continuing such breach.

14.           Proprietary Information.

As a condition precedent to Executive’s employment with the Company, Executive will execute the Company’s standard Confidential Information and Assignment of Inventions Agreement attached hereto as Exhibit A.  Executive’s obligations pursuant to the Confidential Information and Assignment of Inventions Agreement will survive termination of Executive’s employment with the Company.

15.           Successors and Assigns.

This Agreement is personal in its nature and the Executive shall not assign or transfer his rights under this Agreement.  The provisions of this Agreement shall inure to the benefit of, and be binding on each successor of the Company whether by merger, consolidation, transfer of all or substantially all assets (whether or not such transaction qualifies as a Change in Control) or otherwise and the heirs and legal representatives of Executive.

16.           Notices.

Any notices, demands or other communications required or desired to be given by any party shall be in writing and shall be validly given to another party if served either personally or if deposited in the United States mail, certified or registered, postage prepaid, return receipt requested.  If such notice, demand or other communication shall be served personally, service shall be conclusively deemed made at the time of such personal service.  If such notice, demand or other communication is given by mail, such notice shall be conclusively deemed given forty-eight (48) hours after the deposit thereof in the United States mail addressed to the party to whom such notice, demand or other communication is to be given as hereinafter set forth:

To the Company:

Human Resources Department

Specialty Laboratories, Inc.

2211 Michigan Avenue

Santa Monica, California 90404-3900

To Executive:

Douglas S. Harrington, M.D.

Current address as noted in

personnel file at Company

Any party may change its address for the purpose of receiving notices, demands and other communications by providing written notice to the other party in the manner described in this Section.

17.           Governing Documents.

This Agreement along with the documents expressly referenced in this Agreement constitute the entire agreement and understanding of the Company and Executive with respect to the terms and conditions of Executive’s employment with the Company and the payment of severance benefits and supersedes all prior and contemporaneous written or verbal agreements and understandings between Executive and the Company relating to such subject matter.  This Agreement may only be amended by written instrument signed by Executive and an authorized officer of the Company.  Any and all prior agreements, understandings or representations relating to the Executive’s employment with the Company are terminated and cancelled in their entirety and are of no further force or effect.

18.           Governing Law.

The provisions of this Agreement will be construed and interpreted under the laws of the State of California. If any provision of this Agreement as applied to any party or to any circumstance should be adjudged by a court of competent jurisdiction to be void or unenforceable for any reason, the invalidity of that provision shall in no way affect (to the maximum extent permissible by law) the application of such provision under circumstances different from those adjudicated by the court, the application of any other provision of this Agreement, or the enforceability or invalidity of this Agreement as a whole.  Should any provision of this Agreement become or be deemed invalid, illegal or unenforceable in any jurisdiction by reason of the scope, extent or duration of its coverage, then such provision shall be deemed amended to the extent necessary to conform to applicable law so as to be valid and enforceable or, if such provision cannot be so amended without materially altering the intention of the parties, then such provision will be stricken and the remainder of this Agreement shall continue in full force and effect.

19.           Remedies.

All rights and remedies provided pursuant to this Agreement or by law shall be cumulative, and no such right or remedy shall be exclusive of any other.  A party may pursue any one or more rights or remedies hereunder or may seek damages or specific performance in the event of another party’s breach hereunder or may pursue any other remedy by law or equity, whether or not stated in this Agreement.

20.           Arbitration.

A.            To the fullest extent allowed by law, any controversy or claim arising out of or relating to the termination of the Executive’s employment with the Company or the benefits to which the Executive may be entitled by reason of such termination shall be settled by binding and non-appealable arbitration, conducted in the city in which the Executive is at the time residing, by an arbitrator selected in accordance with the procedure set forth below.  Possible disputes covered by the foregoing, include (without limitation) claims pursuant to Title VII of the Civil Rights Act, the California Fair Employment and Housing Act and comparable statutes in other states if applicable, the Americans with Disabilities Act,  the Age Discrimination in Employment Act, and any other statutes relating to an employee’s relationship with his employer. The Executive and the Company shall initially confer and attempt to reach agreement on the individual to be appointed as the arbitrator.  If no agreement is reached, the Executive and the Company shall request from the Judicial Arbitration and Mediation Services (“JAMS”) office in the city where the arbitration is to be held a list of five retired judges affiliated with JAMS. The Executive and the Company shall each alternately strike names from such list until only one name remains, and such person shall thereby be selected as the arbitrator.  Except as otherwise provided for herein, such arbitration shall be conducted in conformity with the procedures specified in the California Arbitration Act (Cal. C.C.P. §§ 1280 et seq.) or the comparable statute of the state in which the arbitration proceedings are to be held.  The arbitrator shall allow the discovery authorized by California Code of Civil Procedure section 1283.05 (or the comparable statute of the state in which the arbitration proceedings are to be held)  or any other discovery required by law in arbitration proceedings.  To the extent that anything in this Agreement conflicts with the arbitration procedures required by applicable law, the arbitration procedures required by applicable law shall govern.  The arbitrator shall issue a written award that sets forth the essential findings and conclusions on which the award is based.  The arbitrator shall have the authority to award any relief authorized by law in connection with the asserted claims or disputes.  The arbitrator’s award shall be subject to correction, confirmation or vacation, as provided by any applicable law setting forth the standard of judicial review of arbitration awards.

B.            The Company shall bear the entire cost of (i) the arbitrator’s fee, (ii) any other type of expense or cost that the Executive would not be required to bear if the Executive were free to bring the dispute or claim in court and (iii) any other expense or cost that is unique to arbitration.  The parties intend that this Paragraph 30 shall be valid, binding, enforceable and irrevocable and shall survive the termination of this Agreement.  Any final decision of the arbitrator so chosen may be enforced by a court of competent jurisdiction.  The Executive acknowledges and agrees that he is waiving his right to a jury trial and agrees that the decision of the arbitrator shall be final and binding.  If the Executive is determined by the arbitrator to be the prevailing party in the arbitration, then the Executive shall be entitled to reimbursement from the Company of all the reasonable fees (including attorney fees) and expenses the Executive incurs in connection with such arbitration.

21.           No Waiver.

The waiver by either party of a breach of any provision of this Agreement shall not operate as or be construed as a waiver of any later breach of that provision.

22.           Counterparts.

This Agreement may be executed in more than one counterpart, each of which shall be deemed an original, but all of which together shall constitute but one and the same instrument.

SPECIALTY LABORATORIES, INC.

By:	/s/ THOMAS R. TESTMAN
Title:	Chairman of the Board

/s/ DOUGLAS S. HARRINGTON
DOUGLAS S. HARRINGTON, M.D.

APPENDIX I

BENEFIT LIMIT

1.             Benefit Limit.  Should it be determined that the Present Value (measured as of the Change in Control) of the Parachute Payment attributable to the Change in Control Payments, when added to the Present Value of any Other Parachute Payment to which the Executive may be entitled, does not exceed 110% of the Permissible Parachute Amount, then no Gross-Up Payment shall be made to Executive under Section 11 of the Agreement.  Instead, the limitations set forth in this Appendix I to the Agreement shall apply.  Accordingly, the amount of the Change in Control Payments otherwise due the Executive under Section 10 of the Agreement shall be reduced to the extent necessary to assure that the Present Value of the Parachute Payment attributable to his Change in Control Payments, together with the Present Value of any Other Parachute Payments to which the Executive may be entitled, does not exceed the greater of the following dollar amounts (the “Benefit Limit”)

(a)           the Permitted Parachute Amount, or

(b)           the amount which yields the Executive the greatest after-tax amount of benefits under Section 10 of the Agreement after taking into account any excise tax imposed under Internal Revenue Code Section 4999 on the Change in Control Payments which are provided to Executive under Section 10 or any Other Parachute Payments.

For purposes of applying the Benefit Limit to the Change in Control Payments under Section 10 of the Agreement, the value of the Executive’s non-competition covenant under Paragraph 13.A of the Agreement shall be determined by independent appraisal by a nationally-recognized business valuation firm acceptable to both the Executive and the Company, and a portion of the Change in Control Payments shall, to the extent of that appraised value, be specifically allocated as reasonable compensation for such non-competition covenant and shall not be treated as a Parachute Payment.

2.             Reduction of Benefits.  Once the requisite determinations under Section 1 hereof have been made, then to the extent the aggregate Present Value, measured as of the Change in Control, of (i) the Option Parachute Payment attributable to the Acquisition-Accelerated and Severance-Accelerated Options (or installments thereof) plus (ii) the Parachute Payment attributable to the Executive’s other benefit entitlements under Section 10 of the Agreement would, when added to the Present Value of all of the Executive’s Other Parachute Payments, exceed the Benefit Limit, the following reductions shall be made to the Change in Control Payments to which the Executive is otherwise entitled under Section 10 of the Agreement, to the extent necessary to assure that such Benefit Limit is not exceeded:

first, the Executive’s salary continuation/Incentive Bonus payment shall be reduced,

then the period of his continued healthcare coverage, if any, shall be shortened.

To the extent such Benefit Limit is still exceeded following such reductions, then the number of shares purchasable under the Options which are to vest on an accelerated basis pursuant to Section 10 (based on the amount of the Option Parachute Payment attributable to each Option) shall be reduced to the extent necessary to eliminate such excess.